UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
__________________

November 1, 2015
Date of Report (Date of Earliest event reported)

ENERGYTEK CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	814-00175	86-0490034
(State or other Jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 S. Laurel, Luling, TX	78648
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	(713) 333-3630

N/A
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amended Current Report on Form 8-K/A is being filed to reflect the fact that on November 12, 2015, the Company and its President entered into an interim compensation arrangement, as described in subsection (e) hereof

Item 5.02   Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory agreements of certain officers.

(a)   Not applicable.

(b)   Effective November 1, 2015, Craig Crawford, our President, resigned; however, he remains as Chief Financial Officer and a director of the Company. This resignation was not the result of any disagreement with the Company or its management relating to the operations of the Company.

(c)   (1)  Effective November 1, 2015, the Company’s Board of Directors named Jonathan R. Read as President and Executive Chairman of the Board

(2)  Jonathon R. Read, 59, Executive Chairman of the Board and President.  Mr. Read  has held numerous executive positions with United States and internationally based  companies over a span in excess of 35 years.  Most recently, from 2013 to present, he has served as Managing Partner of Quadratam1 LLC, a Scottsdale, Arizona based firm specializing in providing financial and organizational consulting services for growth-stage companies in the United States and China.  Prior to that, beginning in 2005 and continuing through 2012, he founded and served as Chief Executive Officer and a director of ECOtality, Inc. (NASDAQ:ECTY), a San Francisco based entity which was a pioneer in the field of Electric Vehicle charging and battery technology.

(3)  Not applicable.

(d) See sub-paragraph (c), above.

(e)   On November 12, 2015, the Company’s Board of Directors approved an interim compensation arrangement for the Company’s President, Jonathan R. Read.  Mr. Read will be paid the sum of $5,000 per month commencing as of November 1, 2015, payable in advance on the first day of each month.  This interim compensation arrangement will remain in effect until the Company and Mr. Read reach an agreement as to the terms of a comprehensive compensation plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2015	ENERGYTEK CORP.

By: /s/ Jonathan R. Read
Name: Jonathan R. Read
Title: President